EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated November 20, 2015, with respect to the financial statement(s) of Incapital Unit Trust, Series 104, comprising Prospect Energy and Power Income Portfolio, Series 3 and Prospect Income Finance Portfolio, Series 4, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-207387) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Chicago, Illinois

November 20, 2015